Exhibit 10.2

August 8, 2016

Capitol Acquisition Corp. III

509 7th Street, N.W.

Washington, D.C. 20004

This letter is to confirm the undersigned's commitment that, if funds are needed by Capitol Acquisition Corp. III (the "Company") and upon request by the Company, the undersigned will provide loans of up to an aggregate of $_____ to the Company. The undersigned understands that if the Company does not consummate a business combination (as described in the Company's final prospectus, dated October 13, 2015), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company's initial public offering.